EXHIBIT 7




                                  CSW CREDIT, INC.
                                AFFILIATED COMPANIES
                             FACTORING EXPENSE SAVINGS
                       THREE MONTHS ENDED SEPTEMBER 30, 1996
                                    (thousands)


                            20%                5%
                           EQUITY            EQUITY         SAVINGS
                          ---------        ---------        --------

CPL                         $3,087           $2,318            $769
PSO                          2,201            1,687             514
SWEPCO                       2,544            1,775             769
WTU                            953              721             232
                          ---------        ---------        --------

TOTAL                       $8,785           $6,501          $2,284
                          =========        =========        ========